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                                                                   EXHIBIT 10.17

                             ARCO CHEMICAL COMPANY
                            CHANGE OF CONTROL PLAN

To record the adoption of the ARCO Chemical Company Change of Control Plan, effective February 19, 1998, the undersigned, being duly authorized to act on behalf of ARCO Chemical Company has executed this plan document at Newtown Square, Pennsylvania on the 9th day of April, 1998.

ATTEST:                         ARCO CHEMICAL COMPANY

BY: /s/ Valerie H. Perry        BY: /s/ Francis W. Welsh
    -------------------------       -------------------------
                                    Francis W. Welsh
                                    Vice President--Human Resources

                           ARCO CHEMICAL COMPANY
                          CHANGE OF CONTROL PLAN

        WHEREAS, the Board of Directors (the "Board") of ARCO Chemical Company, a Delaware corporation (the "Company"), recognizes that the possibility of a merger, takeover or other change of control of the Company may occur and can significantly distract its executives and personnel because of the uncertainties inherent in such a situation; and

        WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to be able to retain the services of its executives and personnel in the event of a Change of Control of the Company, during the pendency of a possible Change of Control, and following a Change of Control, to ensure their continued dedication and efforts in any such event without undue concern for their personal financial and employment security.

        NOW, THEREFORE, in order to fulfill the above purposes, the following plan has been developed and is adopted as of the Effective Date.


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                                   ARTICLE I

                             ESTABLISHMENT OF PLAN

        Effective February 19, 1998, the Company establishes the ARCO Chemical Company Change of Control Plan as set forth in this document.


                                  ARTICLE II

                                  DEFINITIONS

        As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

        2.1 "Accrued Compensation" means any amounts (other than amounts payable under this Plan) earned, accrued or otherwise payable to a Participant as of the Participant's Termination Date but not paid as of such Termination Date in respect of (i) base salary and (ii) bonus amounts for Plan Years prior to the Plan Year in which the Participant's Termination Date occurs.

        2.2 "Affiliate" means with respect to any person or entity, any entity, directly or indirectly, controlled by, controlling or under common control with such person or entity.

        2.3 "Base Salary" means a Participant's annualized base salary (including any portion that the Participant may have elected to defer), calculated at the greater of the rate in effect (i) immediately prior to a Change of Control or (ii) as of the Participant's Termination Date.

        2.4 "Bonus Amount" means an amount equal to the greater of (i) a Participant's target bonus amount (including any portion that the Participant may have elected to defer) under the Company's Annual Incentive Plan (or successor annual incentive plan) for the Plan Year in which the Change of Control occurs or for the Plan Year in which the Participant's Termination Date occurs, whichever is greater or (ii) the average bonus amount paid or payable to the Participant (including any portion that the Participant may have elected to defer) under the Company's Annual Incentive Plan (or successor annual incentive plan) for the three Plan Years preceding the Plan Year in which the Change of Control occurs.

        2.5  "Cause" means

        (a) for any Participant who is in Employee Classification A, B, C, D or E as set forth in Appendix A, (i) the willful and continued refusal by the Participant to perform substantially his or her reasonably assigned duties with the Company (other than any such failure resulting from his or her physical or mental incapacity) or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

        2.6 "Change of Control" means at any time after the Effective Date and prior to the termination of the Plan:

        (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change of Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A "Non-Control Acquisition" shall mean an acquisition (i) by Atlantic Richfield Company, (ii) by an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (iii) the Company or its Subsidiaries or (iv) by any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

        (b) The individuals who, as of the Effective Date, are members of the Board (the "Incumbent Board") cease for any reason to constitute a majority of the members of the Board; provided, however, that if the election or nomination for election by the Company's common stockholders of any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (c) of this

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

definition) was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office through either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

        (c) A merger, consolidation or reorganization of the Company, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company where:

             (i) the stockholders of the Company immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

             (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation;

        (d)  A complete liquidation or dissolution of the Company;

        (e) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); or

        (f) a "Change of Control" of Atlantic Richfield Company. For purposes of this Section 2.6(f) only, Change of Control shall mean Change of Control as defined in the Trust Agreement, to be entered into by and between Atlantic Richfield Company and State Street Bank and Trust Company.

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        Notwithstanding the foregoing, a Change of Control shall not be deemed to occur if the Change of Control occurs solely pursuant to Section 2.6(a) and results from an acquisition in a secondary offering of securities to the public by Atlantic Richfield Company.

        Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the percentage of shares Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

        Notwithstanding anything to the contrary contained herein, if the employment of an Eligible Employee is terminated (i) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control and who effectuates a Change of Control or (ii) otherwise in connection with, or in anticipation of, a Change of Control which actually occurs, then for purposes of this Plan the date of a Change of Control with respect to that Eligible Employee shall be deemed to be the date immediately prior to the Eligible Employee's Termination Date.

        2.7 "Compensation Committee" means the Compensation Committee of the Board as such committee may be constituted from time to time.

        2.8  "Disability" means:

             (a) the term "Disability" as used in the Company's relevant long-term disability plan applicable to a Participant, if any; and

             (b) in all other cases, the term "Disability" means a physical or mental infirmity which impairs the Participant's ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

        2.9   "Effective Date" means February 19, 1998.

        2.10 "Eligible Employee" means each regular full-time or regular part-time employee of the Company or any of its Affiliates.

        2.11 "Good Reason" means the occurrence after a Change of Control of any of the following events or conditions:

              (a) for any Participant who is in Employee Classification A as set forth in Appendix A,

                  (i) a change in the Participant's status, title, position or responsibilities (including reporting responsibilities) which, in the Participant's reasonable judgment, represents an adverse change from his or her status, title, position or responsibilities as in effect immediately prior thereto;

                  (ii) with respect to either the Participant's annual base salary or target bonus then in effect under the Company's Annual Incentive Plan (or successor annual incentive plan), a reduction by ten percent (10%) or more from the greater of such base salary or target, as the case may be, in effect
(x) as of the date of the Change of Control or (y) on any date following the Change of Control;

                  (iii) the relocation of the Participant's principal place of work, but only if the "moving expenses" incurred in connection with such relocation would be deductible under Section 217 of the Internal Revenue Code of 1986, as amended;

              (b) for any Participant who is in Employee Classification B, C or D as set forth in Appendix A, the events or conditions described in Sections 2.12(a) (ii) or (iii); and

              (c) for any Participant who is in Employee Classification E as set forth in Appendix A, (i) the event described in Section 2.12(a)(iii), or (ii) with respect to the Participant's annual base salary, a reduction by ten percent (10%) or more from the greater of such base salary in effect (x) as of the date of the Change of Control or (y) on any date following the Change of Control.

        2.12 "Operating Unit" means any subsidiary, division, or other business unit of the Company or any of its Affiliates.

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

        2.13 "Participant" means an Eligible Employee who meets the eligibility requirements of Article III.

        2.14  "Plan" means this ARCO Chemical Company Change of Control Plan.

        2.15  "Plan Benefit" means the benefit payable in accordance with
Article V of the Plan.

        2.16  "Plan Year" means January 1 through December 31.

        2.17  "Salary Separation Payment" has the meaning ascribed to it in
Section 5.2(b).

        2.18 "Termination Date" means the date of termination of a Participant's employment as set forth in Article VI.


                                  ARTICLE III

                                  ELIGIBILITY


        3.1 Participation. For purposes of this Plan each individual who is an Eligible Employee as of the date of a Change of Control shall automatically be a Participant under this Plan.

        3.2 Duration of Participation. Any individual who is a Participant shall continue as a Participant until he or she has received the entire amount of the Plan Benefit, if any, which such individual is entitled to under the Plan.


                                  ARTICLE IV

                          CHANGE OF CONTROL BENEFITS

        4.1 1990 ARCO Chemical Company Long-Term Incentive Plan (the "1990 LTIP"). Notwithstanding the terms of the 1990 LTIP, the following shall occur under the 1990 LTIP upon the occurrence of a Change of Control: (a) all outstanding stock options granted thereunder shall

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become immediately and fully vested and exercisable; (b) all dividend share credits accrued thereunder shall become immediately vested; and (c) all dividend share credits that would have been earned through the remainder of the term of the option granted thereunder (as determined in accordance with the formula set forth in Appendix B) shall be credited no later than the date of the Change of Control and be immediately vested.

        4.2 1998 ARCO Chemical Company Long-Term Incentive Plan (the "1998 LTIP"). The following shall occur pursuant to the 1998 LTIP upon the occurrence of a Change of Control:

             (a) each Participant shall receive a conversion of the Participant's Contingent Restricted Stock for the next Performance Objective level into Performance-Based Restricted Stock based on a proration of the Company's progress to the next Performance Objective level as of the date of the Change of Control. Participants will be entitled to receive a conversion of Contingent Restricted Stock for the next Performance Objective level, based on a calculation of the percentage of RCM achieved to the effective date of the Change of Control as compared to the total amount of RCM required to achieve the next Performance Objective. The remaining shares of Contingent Restricted Stock, if any, shall be forfeited;

             (b) the Performance Supplement will be calculated and applied as of the effective date of the Change of Control, using the stock price on the effective date of the Change of Control, assuming a Change of Control occurs during the basic Performance Period (and not during an extended period as described in Section 2(a) of Article III of the 1998 LTIP);

             (c) all Performance-Based Restricted Stock and Stock Options will become immediately vested;

             (d) where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Long-Term Incentive Plan Administration Subcommittee of the Compensation Committee determines otherwise, all outstanding Stock Options that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation; and

             (e) no actions shall be taken under the 1998 LTIP that would make the Change of Control ineligible for pooling of interests accounting treatment if, in the absence of such actions, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

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

             Each capitalized term used in this Section 4.2 that is not a defined term under this Plan shall have the meaning ascribed to it under the 1998 LTIP.

        4.3 ARCO Chemical Company Value Incentive Plan (the "VIP"). Notwithstanding the terms of the VIP, the following shall occur under the VIP upon the occurrence of a Change of Control: (a) all outstanding phantom stock units granted thereunder shall become immediately and fully vested; (b) all dividend share credits granted thereunder related to outstanding phantom stock units shall become immediately and fully vested; and (c) all dividend share credits that would have been earned through the expiration date of the phantom stock units granted thereunder (as determined in accordance with the formula set forth in Appendix B) shall be credited no later than the date of the Change of Control and be immediately vested.

        4.4 Incorporation. The plans referred to in this Article IV are hereby amended to incorporate, or upon their adoption will be deemed to incorporate, the relevant provisions of this Article IV.


                                   ARTICLE V

                                 PLAN BENEFITS


        5.1  Right to Plan Benefit.

             (a) A Participant shall be entitled to receive from the Company a Plan Benefit in the amount provided in Section 5.2 if (i) a Change of Control has occurred and (ii) within the two (2) year period commencing on the date of the Change of Control, the Participant's employment with the Company and its Affiliates terminates for any reason (including the sale, divestiture or other disposition of an Operating Unit employing the Participant), other than (A) a termination by the Company or any of its Affiliates for Cause, (B) a termination resulting from the Participant's Disability, (C) the Participant's death, or (D) a termination, voluntary resignation or retirement by the Participant without Good Reason.

        5.2 Amount of Plan Benefit. If a Participant's employment is terminated under circumstances entitling him or her to a Plan Benefit, such Participant shall be entitled to the following:

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

        (a) the Company shall pay to the Participant all Accrued Compensation within thirty (30) days after the Participant's Termination Date;

        (b) the Company shall pay to the Participant, as severance pay and in lieu of any further salary or bonus for periods subsequent to the Participant's Termination Date, in a single payment (without any discount for accelerated payment, but subject to applicable withholding taxes) within thirty (30) days after the Participant's Termination Date, an amount in cash equal to the amount determined in accordance with Appendix A (the "Salary Separation Payment"); provided, however, that if a Participant's employment is governed by laws, statutes, or regulations outside of the United States that mandate the payment of separation benefits, the Participant shall be paid the greater of the Salary Separation Payment or the statutorily required separation payment. Under no circumstances shall a Participant be entitled to payment of both the Salary Separation Payment and a statutorily required separation payment;

        (c) the Company shall pay to a Participant who participates in the ARCO Chemical Company Annual Incentive Plan (the "AIP") an amount in cash equal to his or her bonus award as determined by the Compensation Committee under the AIP for the Plan Year in which the Change of Control occurs, pro rated for the number of full months of plan participation during such Plan Year; and

        (d) for the period commencing on the Participant's Termination Date and continuing for the Participant's Salary Separation Payment Period (as determined in accordance with Appendix A) (the "Continuation Period"), the Company shall continue on behalf of the Participant and his or her dependents and beneficiaries (i) medical and dental benefits, (ii) long-term disability coverage and (iii) life insurance and other death benefits coverage. The coverages and benefits (including deductibles, if any) provided under this
Section 5.2(d) during the Continuation Period shall be no less favorable to the Participant and his or her dependents and beneficiaries than the most favorable of such coverages and benefits provided the Participant and his or her dependents and beneficiaries immediately preceding the Change of Control. Any period during which benefits are continued pursuant to this Section 5.2(d) shall be considered to be in satisfaction of the Company's obligation to provide "continuation coverage" pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and the period of coverage required under said Section 4980B shall be reduced by the period during which benefits were provided pursuant to this Section 5.2(d).

        5.3  Mitigation.  The Participant shall not be required to mitigate the

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amount of any payment or benefit provided for in this Plan by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment.

        5.4 Other Benefits; Non-Exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as any Participant may have under any other agreements with the Company or any of its Affiliates. Nothing herein shall be deemed to limit, supersede or restrict any rights that any Participant may have to accelerated vesting of any right or benefit under change of control provisions of any plan, program, agreement or otherwise.

        5.5 Incorporation. Each employee benefit plan pursuant to which a Plan Benefit shall be provided to a Participant pursuant to this Article V is hereby amended to incorporate, or upon its adoption will be deemed to incorporate, the relevant provisions of this Article V.

                                  ARTICLE VI

                             EXCISE TAX PROVISIONS

        6.1 Excise Tax Limitation. This Section 6.1 shall apply only to Participants with an Employee Classification of B, C, D or E as set forth in Appendix A.

             (a) In the event it shall be determined that any payment or distribution of any type to or for the benefit of a Participant, by the Company, any of its Affiliates, any Person (as defined in Section 2.6(a)) who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the ("Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Payments shall be reduced (but not below zero) if and to the extent that a

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

reduction in the Payments would result in the Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Participant received the entire amount of such Payments. Unless the Participant shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid or provided latest in time. Any notice given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant's rights and entitlements to any benefits or compensation.


        (b) The determination of whether the Payments shall be reduced pursuant to Section 6.1(a) and the amount of such reduction shall be made, at the Company's expense, by an independent accounting firm selected by the Company and reasonably acceptable to the Participant which is one of the four largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation to the Company and the Participant within ten
(10) days of the date of the Change of Control or Termination Date, as the case may be. If the Accounting Firm determines that no Excise Tax is payable by the Participant with respect to the Payments, it or the Company shall furnish the Participant with an opinion that no Excise Tax will be imposed with respect to any such Payments.

        6.2 Excise Tax Gross-Up. This Section 6.2 shall apply only to Participants with an Employee Classification of A as set forth in Appendix A.

             (a) In the event it shall be determined that any Payments (as defined in Section 6.1(a)), other than the payment provided for in this Section 6.2(a), would be subject to the Excise Tax (as defined in Section 6.1(a)), then the Participant shall be entitled to receive from the Company an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

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

        (b) All determinations as to whether any of the Payments are "parachute payments" (within the meaning of Section 280G of the Code), including whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this Subsection 6.2(b), shall be made by the Accounting Firm (as defined in Section 6.1(b)), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Participant within ten (10) days of the date of the Change of Control or Termination Date, as the case may be, or such earlier time as is requested by the Company or the Participant (if the Participant reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that he or she has substantial authority not to report any Excise Tax on his or her federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Participant within five (5) days after the Determination is delivered to the Company or the Participant. Any determination by the Accounting Firm shall be binding upon the Company and the Participant, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up
Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant. In the case of an Overpayment, the Participant shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) the Participant shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Subsection 6.2(a), which is to make the Participant whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Participant repaying to the Company an amount which is less than the Overpayment.

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

                                  ARTICLE VII

                             SUCCESSORS TO COMPANY

     7.1  Successors.

          (a) This Plan shall be binding upon the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company whether by operation of law or otherwise.

          (b) Neither this Plan nor any right or interest hereunder shall be assignable or transferable by a Participant or his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by a Participant's legal personal representative.

                                 ARTICLE VIII

                   DURATION, AMENDMENT AND PLAN TERMINATION

     8.1 Duration. This Plan shall continue in effect until terminated in accordance with Section 8.2.

     8.2 Amendment and Termination. Prior to a Change of Control, the Plan may be amended or modified in any respect, and may be terminated, by resolution adopted by the Board. From and after the occurrence of a Change of Control, the Plan (i) may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided to any individual hereunder and (ii) may not be terminated until the later of (a) the third anniversary of the Change of Control or (b) the date that all Participants who have become entitled to Plan Benefits hereunder shall have received such payments in full.

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

     8.3 Form of Amendment. Any amendment or termination of the Plan shall be effected by a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board.

                                  ARTICLE IX

                                 MISCELLANEOUS

     9.1 Administration. This Plan shall be administered by the Compensation Committee.

     9.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Company any obligation to retain any Participant as an employee or to change any employment policies of the Company.

     9.3 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.4 Settlement of Claims. The Company's obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against a Participant or others.

     9.5 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of law principles thereof.

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

                                  APPENDIX A

              Employee
            Classification            Members
            --------------            -------

                  A            CEO and Direct Reports

                  B            C3 and C4 Executives

                  C            C5 Executives

                  D            Key Managers (Grades A, B, C)

                  E            Grade D and below

     A Participant's Employee Classification shall be determined as set forth in the official records of the Company, and shall be based on his or her status as of the date immediately preceding the Participant's termination date, or, if it would entitle the Participant to a greater Salary Separation Payment or longer Salary Separation Period, as of the date immediately preceding the date on which the Change of Control occurs.

Salary Separation Payment

     The Salary Separation Payment to which a Participant is entitled shall be based on the Participant's Employee Classification as of the date immediately preceding the Participant's Termination Date, or, if it would entitle the Participant to a greater Salary Separation Payment, immediately preceding the date on which the Change of Control occurs, and shall equal the amount described in the table below.



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

  Employee
Classification               Salary Separation Payment
--------------               -------------------------

     A         Three times the sum of the Participant's (a) Base Salary plus
               (b) Bonus Amount.
     B Two times the sum of the Participant's (a) Base Salary plus (b) Bonus Amount.
     C One and one-half times the sum of the Participant's (a) Base Salary plus (b) Bonus Amount.
     D         One times the sum of the Participant's (a) Base Salary plus
               (b) Bonus Amount.
     E Subject to a minimum of twelve weeks pay (one weeks pay to equal, as the case may be, one fifty-second of the Participant's annual base salary or forty times the Participant's hourly rate) and a maximum of fifty-two weeks pay, two weeks pay per year of service prorated for completed months of service.

  Employee                   Salary Separation
Classification                 Payment Period
--------------               -----------------

     A                           36 months
     B                           24 months
     C                           18 months
     D                           12 months
     E The number of weeks in respect of which the amount of the Salary Separation Payment is determined.


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

                                  APPENDIX B

          1990 LTIP. For purposes of Section 4.1(c) of the Plan, the number of dividend share credits to be issued under the 1990 LTIP shall be determined by compounding the number of dividend share credits issuable through the remainder of the term of the option granted thereunder based on the latest dividend declared by the Company prior to the date of the Change of Control and the fair market value of the Company's common stock as of the dividend record date of the quarterly dividend immediately preceding the Change of Control.

          Value Incentive Plan. For purposes of Section 4.3(c) of the Plan, the number of dividend share credits to be issued under the VIP shall be determined by compounding the number of dividend share credits issuable through the expiration date of the phantom stock units granted thereunder based on the latest dividend declared by the Company prior to the date of the Change of Control and the fair market value of the Company's common stock as of the dividend record date of the quarterly dividend immediately preceding the Change of Control.

EXAMPLE: Assume Change of Control occurs five years after grant, with five years, or twenty quarterly dividends, remaining to expiration. Assume further a $.70 per share per quarter dividend rate and a $50.00 stock price as of the dividend record date of the quarterly dividend immediately preceding the Change of Control. Assume further that Employee A's account balance at Change of Control is 5000 options originally granted at $42.00 per share with 1000 accrued DSC units. DSCs will be projected as if earned to expiration of the grant based upon the dividend rate and stock price in effect on the record date of the quarterly dividend immediately preceding the Change of Control. The computation of projected DSC units is as follows:

PROJECTED DSC UNITS:

1000 DSC units (multiplied by) $.70 = $700.00 (divided by) $50.00 per share = 14 DSC units (14 + 1000 = 1014 DSC units upon first quarter projection)

(1014 DSC units (multiplied by) $.70 = $709.80 (divided by) $50.00 per share =
14.196 DSC units (14.196 + 1014 = 1028.196 DSC units upon second quarter projection)

Repeat the above analysis for 18 additional quarterly payments to expiration.


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